Exhibit 10.43

CREDIT AGREEMENT

between

CRYO-CELL INTERNATIONAL, INC.

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

DATED AS OF May 20, 2016

i

7.5	Insurance	21
7.6	Inspection Rights	22
7.7	Keeping Books and Records	22
7.8	Compliance with Laws	22
7.9	Compliance with Agreements	22
7.10	Further Assurances	22
7.11	ERISA	22
7.12	Depository Relationship	22
7.13	Additional Guarantors	23
7.14	Keepwell	23
7.15	Control Agreement	23

ARTICLE 8 NEGATIVE COVENANTS		23
8.1	Debt	23
8.2	Limitation on Liens	24
8.3	Mergers, Etc	24
8.4	Restricted Payments	24
8.5	Loans and Investments	25
8.6	Reserved	25
8.7	Transactions With Affiliates	25
8.8	Disposition of Assets	25
8.9	Sale and Leaseback	25
8.10	Subordinated Debt	25
8.11	Nature of Business	26
8.12	Environmental Protection	26
8.13	Accounting	26
8.14	No Negative Pledge	26
8.15	Subsidiaries	26
8.16	Hedge Agreements	26
8.17	OFAC	26

ARTICLE 9 FINANCIAL COVENANTS		27
9.1	Leverage Ratio	27
9.2	Minimum Unrestricted Cash and Securities	27
9.3	Debt Service Coverage	27

ARTICLE 10 DEFAULT		27
10.1	Events of Default	27
10.2	Remedies Upon Default	29
10.3	Application of Funds	29
10.4	Performance by Lender	29

ARTICLE 11 MISCELLANEOUS		30
11.1	Expenses	30
11.2	INDEMNIFICATION	30
11.3	Limitation of Liability	30
11.4	No Duty	31
11.5	Lender Not Fiduciary	31
11.6	Equitable Relief	31
11.7	No Waiver; Cumulative Remedies	31
11.8	Successors and Assigns	31
11.9	Survival	31
11.10	Amendment	31

ii

11.11	Notices	31
11.12	Governing Law; Venue; Service of Process	32
11.13	Counterparts	32
11.14	Severability	32
11.15	Headings	32
11.16	Participations; Etc	32
11.17	Construction	32
11.18	Independence of Covenants	33
11.19	WAIVER OF JURY TRIAL	33
11.20	Additional Interest Provision	33
11.21	Ceiling Election	34
11.22	USA Patriot Act Notice	34
11.23	NOTICE OF FINAL AGREEMENT	34

INDEX TO EXHIBITS

A	Compliance Certificate	1.1
B	Term Note	1.1 and 2.1

INDEX TO SCHEDULES

5.1(n)	Additional Conditions Precedent	5.1(n)
6.5	Litigation and Judgments	6.5
6.13	Subsidiaries, Ventures, Etc.	6.13
6.19	Intellectual Property	6.19
8.1	Existing Debt	8.1
8.2	Existing Liens	8.2

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”), dated as of May 20, 2016, is between CRYO-CELL INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

R E C I T A L S:

Borrower has requested that Lender extend credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

“Adjusted EBITDA” means, for any Person and for any applicable period of determination thereof, an amount equal to (a) EBITDA, minus (b) cash income taxes, minus (c) the sum of distributions, dividends and non-financed Capital Expenditures (to the extent not already deducted in the calculation of EBITDA), minus (d) amounts received with respect to any royalty sharing agreements (to the extent included in the calculation of EBITDA), plus (or minus) (e) change in deferred revenue.

“Advance” means an advance by Lender to Borrower pursuant to Section 2.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Applicable Guarantee” has the meaning set forth in the definition of “Excluded Hedge Obligation.”

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

“Business Day” has the meaning assigned to it in the Term Note.

“Capital Expenditure” means, with respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Interest Expense” means, for any Person for any period, total interest expense in respect of all outstanding Debt actually paid or that is payable by such Person during such period, including, without limitation, all commissions, discounts, and other fees and charges with respect to letters of credit and all net costs under Hedge Agreements in respect of interest rates to the extent such costs are allocable to such period, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in Section 4.1.

“Commitment Fee” means $60,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, prepared by and certified by a Responsible Officer.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (n) all Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; and (o) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

“Debt Service” means, for any Person for any period, the sum of all regularly scheduled principal payments and all Cash Interest Expense that are paid or payable during such period in respect of all Debt of such Person (other than scheduled payments of principal on Debt which pay such Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment).

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” has the meaning assigned to it in the Term Note.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means, for any Person for any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP, as approved by Lender in Lender’s discretion; (vi) actual out-of-pocket fees and expenses of such Person incurred in connection with the consummation of this Agreement and the negotiation and documentation relating to the Subordinated Debt being incurred simultaneous herewith, not to exceed $260,000 in the aggregate, (vii) actual out-of-pocket costs, fees and expenses in connection with the implementation of the “Destination Maternity” campaign, not to exceed

$250,000 in the aggregate, so long as such costs, fees and expenses are added back to EBITDA during the fiscal year ending December 31, 2016, and (viii) other non-recurring expenses of such Person reducing such net income which do not represent a cash item in such period or any future period including, but not limited to, non-cash compensation expense, minus (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing net income.

“Eligible Contract Participant” has the meaning set forth in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Hedge Obligation” means, with respect to any Obligated Party, any Hedge Obligations if, and to the extent that, all or a portion of such Obligated Party’s Guarantee of (whether such Guarantee arises pursuant to a Guaranty, by such Obligated Party’s being jointly and severally liable for such Hedge Obligations, or otherwise (any such Guarantee, an “Applicable Guarantee”)), or the grant by such Obligated Party of a security interest to secure, such Hedge Obligations (or any Applicable Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligated Party’s failure for any reason not to constitute an Eligible Contract Participant (determined after giving effect to Section 7.14 hereof or any other “keepwell, support or other agreement” (as defined in the Commodity Exchange Act), and any and all Guarantees of such Obligated Parties’ Hedge Obligations by other Obligated Parties) at the time the Applicable Guarantee of such Obligated Party or the grant of such security interest becomes effective with respect to such related Hedge Obligations. If any Hedge Obligations arise under a Master Agreement governing more than one Hedge Agreement, then such exclusion shall apply only to the portion of such Hedge Obligations that is attributable to Hedge Agreements for which such Applicable Guarantee or security interest is or becomes illegal.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Person who from time to time Guarantees all or any part of the Obligations, and “Guarantor” means any one of the Guarantors.

“Guaranty” means a written guaranty of each Guarantor in favor of Lender, in form and substance satisfactory to Lender.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement required or permitted under Section 8.16, is Lender or an Affiliate of Lender, in its capacity as a party to such Hedge Agreement.

“Hedge Obligations” means, for any Person, any and all obligations (whether absolute or contingent and howsoever and whensoever created) of such Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act arising, evidenced or acquired under (a) any and all Hedging Agreements, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreements, and (c) any and all renewals, extensions and modifications of any Hedging Agreements and any and all substitutions of any Hedging Agreements.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedge Agreement or any other recognized dealer in such Hedge Agreements (which may include Lender or any Affiliate of Lender).

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“Lender” means the Person identified as such in the introductory paragraph hereto, and includes its successors and assigns.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan” means the Term Loan.

“Loan Documents” means this Agreement, the Security Documents, the Term Note, each Guaranty, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents.

“Master Agreement” has the meaning set forth in the definition of “Hedge Agreement.”

“Material Adverse Event” means any act, event, condition, or circumstance which would be reasonably likely to materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower, each Guarantor and any other Obligated Party to Lender or any Affiliate of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, all Hedge Obligations under any Secured Hedge Agreements, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof; provided, however, that any other term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the “Obligations” of any Obligated Party shall exclude, as to such Obligated Party, Excluded Hedge Obligations of such Obligated Party.

“OFAC” means the Office of Foreign Assets Control.

“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease Obligation) of real or personal Property.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Principal Office” means the principal office of Lender, presently located at 98 San Jacinto Boulevard, Suite 200, Austin, TX 78701.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Related Indebtedness” has the meaning set forth in Section 11.20.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of Borrower or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under this Agreement entered into by and between any Obligated Party and any Hedge Bank.

“Secured Parties” means the collective reference to Lender, each Hedge Bank, and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means each and every security agreement, pledge agreement, mortgage, deed of trust or other collateral security agreement required by or delivered to Lender from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Specified Obligated Party” means any Obligated Party that is not an Eligible Contract Participant (determined prior to giving effect to Section 7.14 hereof or any other “keepwell, support or other agreement” (as defined in the Commodity Exchange Act), or any similar provision contained in any Guaranty).

“Subordinated Debt” means any unsecured Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to Lender and which has been approved in writing by Lender as constituting Subordinated Debt for purposes of this Agreement.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Term Loan” means the aggregate unpaid Advances outstanding from time to time.

“Term Note” means the promissory note of Borrower payable to the order of Lender in substantially the form of Exhibit B.

“Termination Date” means 11:00 A.M. Dallas, Texas time on May [____], 2021. [NOTE: Blank to be completed with the date that is five years after the closing date.]

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 310(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“Unrestricted Cash and Securities” means, as of any date, Borrower’s cash and investment grade marketable securities traded on a nationally recognized public exchange, in each case, not subject to any Lien (other than liens in favor of Lender) or other restrictions, and specifically excluding, without limitation, an amount equal to deferred expenses of Borrower and its respective Subsidiaries; provided, however, that up to 112,850,324 shares of the marketable securities of Cord Blood America, Inc. held by Borrower as of the date of this Agreement (but not any acquired after the date hereof) and included in the calculation of Unrestricted Cash and Securities may be non-investment grade.

1.2 Accounting Matters. Any accounting term used in this Agreement or any other Loan Document shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing

1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or Lender may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

1.4 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

ARTICLE 2

ADVANCES AND LETTERS OF CREDIT

2.1 Advance.

(a) Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make, on the date of this Agreement a single Advance to Borrower in the principal amount of $[8,000,000.00].

(i) The Term Note. The obligation of Borrower to repay the Term Loan and interest thereon shall be evidenced by the Term Note executed by Borrower, and payable to the order of Lender in the principal amount of $[8,000,000.00].

(ii) Repayment of Principal and Interest. Subject to prior acceleration or any prepayment obligation as provided in this Agreement, the unpaid principal balance of the Term Note shall be repaid as provided therein.

(iii) Interest. The unpaid principal amount of the Term Loan shall, subject to the following sentence, bear interest as provided in the Term Note. If at any time the rate of interest specified in the Term Note shall exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest accrued on the Advances equals the aggregate amount of interest which would have accrued on the Advances if the interest rate had not been limited by the Maximum Rate. Accrued and unpaid interest on the Advances shall be payable as provided in the Term Note and on the Termination Date.

2.2 General Provisions Regarding Interest; Etc.

(a) Default Interest Rate. Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, at any time that an Event of Default exists, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate. Interest payable at the Default Interest Rate shall be payable from time to time on demand.

(b) Computation of Interest. Interest on the Advances and all other amounts payable by Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

2.3 Use of Proceeds. The proceeds of the Advance shall be used by Borrower for the (a) re-purchase of certain equity interests of Borrower held by Ki Yong Choi and his family members and (b) prepayment of certain Debt of Borrower to CytoMedical Design Group LLC, if such Debt is outstanding on the date hereof, or to replenish cash if such Debt is repaid prior to the date of the Advance.

ARTICLE 3

PAYMENTS

3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Term Note.

3.2 Prepayments.

(a) Voluntary Prepayments. Borrower may prepay all or any portion of the Term Note to the extent and in the manner provided for therein. Prepayments shall be in a minimum amount of $250,000.

(b) Mandatory Prepayment.

(i) Concurrently with any disposition permitted by Section 8.8(b), Borrower shall use all net proceeds of such disposition that are not used to purchase other equipment to replace such equipment to prepay the outstanding principal of the Term Loan, which prepayment shall be applied to the installments thereof in the inverse order of maturity.

(ii) Concurrently with (A) the issuance by any Obligated Party of any of its stock or other equity interests after the date hereof, other than to another Obligated Party and other than issuances of stock or equity interests to directors, officers or employees in connection with their past, present or future service to the Borrower, or to third parties in return for goods, property or services, or in connection with the exercise of stock options or warrants, or (B) the incurrence of any Debt by any Obligated Party after the date hereof, other than to another Obligated Party, Borrower shall prepay the Term Loan in the amount equal to one hundred percent (100%) of the net cash proceeds thereof, which prepayment shall be applied to installments due thereon in the inverse order of maturity.

(iii) Concurrently with the receipt of any insurance proceeds as set forth in Section 7.5(b), Borrower shall prepay the Term Loan in the amount equal to one hundred percent (100%) of such proceeds, which prepayment shall be applied to installments due thereon in the inverse order of maturity.

ARTICLE 4

SECURITY

4.1 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause the other Obligated Parties to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Lender covering substantially all of the Property of Borrower and the other Obligated Parties as described in such Security Documents (which, together with any other Property and collateral described in the Security Documents, and any other Property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

4.2 Setoff. If an Event of Default exists, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other Property of Borrower now or hereafter held by Lender, including, without limitation, Property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Extension of Credit. The obligation of Lender to make the Advance under the Term Note is subject to the satisfaction of each of the following conditions precedent on or before the day of such Advance, with each document dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the Board of Directors (or other governing body) of Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party and any Hedge Agreements with Lender to which such Person is or is to be a party;

(b) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(c) Constituent Documents. The Constituent Documents for Borrower and each other Obligated Party certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party;

(d) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower, each dated within ten (10) days prior to the date of the Advance;

(e) Term Note. The Term Note executed by Borrower;

(f) Security Documents. The Security Documents executed by Borrower and other Obligated Parties;

(g) Financing Statements. UCC financing statements reflecting Borrower and the other Obligated Parties, as debtors, and Lender, as secured party, which are required to grant a Lien which secures the Obligations and covering such Collateral as Lender may request;

(h) Guaranty. The Guaranty executed by each Guarantor;

(i) Landlord Waivers. Landlord waivers with respect to the leased property located at 700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida;

(j) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering Collateral;

(k) Lien Searches. The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Obligated Party in the appropriate filing offices, such search to be as of a date no more than ten (10) days prior to the date of the Advance;

(l) Opinion of Counsel. A favorable opinion of Shumaker, Loop & Kendrick, LLP, legal counsel to Borrower and Guarantors, as to such other matters as Lender may reasonably request;

(m) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by Borrower;

(n) Additional Items. The additional items set forth on Schedule 5.1(n);

(o) Closing Fees. Evidence that the Commitment Fee and any other fees due at closing have been paid;

(p) Request for Advance. Lender shall have received in accordance with this Agreement an Advance Request Form pursuant to Lender’s requirements and executed by a Responsible Officer of Borrower;

(q) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Advance;

(r) No Material Adverse Event. No Material Adverse Event has occurred and no circumstance exists that could reasonably be expected to result in a Material Adverse Event;

(s) Representations and Warranties. All of the representations and warranties contained in Section 6 and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date; and

(t) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make the Advance hereunder, and except as set forth on the Schedules hereto, Borrower represents and warrants to Lender that:

6.1 Entity Existence. Each of Borrower and its Subsidiaries (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could reasonably be expected to result in a Material Adverse Event. Each of Borrower and the other Obligated Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

6.2 Financial Statements.; Etc. Borrower has delivered to Lender audited financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended November 30, 2015 and unaudited financial statements of Borrower and its Subsidiaries for the [three (3)-month] period ended [February 29, 2016]. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2. All projections delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections. Neither Borrower nor any of its Subsidiaries has any material Guarantees, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most-recent financial statements referred to in this Section 6.2. Other than the Debt listed on Schedule 8.1 and Debt otherwise permitted by Section 8.1, Borrower and each Subsidiary have no Debt.

6.3 Action; No Breach. The execution, delivery, and performance by each of Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

6.4 Operation of Business. Each of Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

6.5 Litigation and Judgments. Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting Borrower, any of its Subsidiaries, or any other Obligated Party that could, if adversely determined, result in a Material Adverse Event. There are no outstanding judgments against Borrower, any of its Subsidiaries, or any other Obligated Party.

6.6 Rights in Properties; Liens. Each of Borrower and its Subsidiaries has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of Borrower or any of its Subsidiaries is subject to any Lien, except as permitted by Section 8.2.

6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower or any other Obligated Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

6.9 Taxes. Each of Borrower and its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. Borrower knows of no pending investigation of Borrower or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of Borrower or any of its Subsidiaries.

6.10 Use of Proceeds; Margin Securities. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

6.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.12 Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to Lender.

6.13 Subsidiaries. Borrower has no Subsidiaries other than those listed on Schedule 6.13 and Schedule 6.13 sets forth the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of Borrower’s ownership interest in such Subsidiary. All of the outstanding capital stock or other equity interests of each Subsidiary described on Schedule 6.13 has been validly issued, is fully paid, and is non-assessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock or similar options granted to employees or directors and directors’ qualifying shares) of any nature relating to any equity interests of Borrower or any Subsidiary.

6.14 Agreements. Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could reasonably be expected to result in a Material Adverse Event. Neither Borrower nor any of its Subsidiaries is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

6.15 Compliance with Laws. Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

6.16 Inventory. All inventory of Borrower and its Subsidiaries has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

6.17 Regulated Entities. Neither Borrower nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.

6.18 Environmental Matters.

(a) Each of Borrower and its Subsidiaries, and all of its respective Properties, assets, and operations are in compliance, in al material respects, with all Environmental Laws. Borrower is not aware of, nor has Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Borrower and its Subsidiaries with all Environmental Laws;

(b) Each of Borrower and its Subsidiaries has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits;

(c) Except for the human blood and tissues that are received, stored, transported and disposed of in the ordinary course of Borrower’s business in accordance with Environmental Laws, no Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of Borrower or any of its Subsidiaries. The use which Borrower and its Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets, except for the human blood and tissues that are received, stored, transported and disposed of in the ordinary course of Borrower’s business in accordance with Environmental Laws;

(d) Neither Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

(f) Neither Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) Neither Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any property or revenues of Borrower or any of its Subsidiaries.

6.19 Intellectual Property. All material Intellectual Property owned or used by Borrower and its Subsidiaries is listed, together with application or registration numbers, where applicable, in Schedule 6.19. Each Person identified on Schedule 6.19 owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could reasonably be expected to result in a Material Adverse Event. Each Person identified on Schedule 6.19 will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority, and each Person identified on Schedule 6.19 will promptly patent or register, as the case may be, all new Intellectual Property and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

6.20 Foreign Assets Control Regulations and Anti-Money Laundering. Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions laws, Executive Orders and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligated Party and no Subsidiary or Affiliate of any Obligated Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

6.21 Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE 7

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder:

7.1 Reporting Requirements. Borrower will furnish to Lender:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of Borrower, beginning with the fiscal year ending November 30, 2016, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter of each fiscal year of Borrower, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein;

(c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1.(a) and 7.1.(b), (1) a certificate of the chief financial officer of Borrower (i) stating that to the best of such officer’s knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Section 9 and (2) a report describing in reasonable detail each outstanding Secured Hedge Agreement and the approximate amount of Hedge Obligations of Borrower thereunder as of the date of such report;

(d) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of Borrower or any of its Subsidiaries;

(e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any of its Subsidiaries which, if determined adversely to Borrower or such Subsidiary, could reasonably be expected to result in a Material Adverse Event;

(f) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto;

(g) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Borrower or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five (5) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan; within thirty (30) days following the execution of this Agreement, Borrower and each ERISA Affiliate shall request in writing from each Multiemployer Plan the information described in Sections 101(k) and 101(l) of ERISA and shall provide a copy of such requests to Lender; promptly upon receiving such information from the Multiemployer Plans, provide such information to Lender, and thereafter, such requests and such information shall only be required to be provided upon Lender’s request, which shall be made no more frequently than annually;

(h) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section 7.1;

(i) Notice of Material Adverse Event. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Event;

(j) Accounts Receivable and Accounts Payable Aging. As soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter, an account receivable aging, classifying Borrower’s and its Subsidiaries’ domestic and export accounts receivable in categories of 0-30, 31-60, 61-90 and over ninety (90) days from date of invoice, and in such form and detail as Lender shall require, and account payable aging classifying Borrower’s and its Subsidiaries’ accounts payable by categories of 0-30, 31-60 and over sixty (60), from date of invoice, also in such detail as Lender shall reasonably require, and in each case certified by the chief financial officer of Borrower;

(k) Recurring Revenue and Enrollments Report. As soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter, a report, in such form and detail as Lender shall reasonably require, of the recurring revenue stream and enrollments versus specimens processed, each for the twelve (12)-month period then ended, together with a year over year comparison of such amounts, as certified by the chief financial officer of Borrower;

(l) Operating Budget. As soon as available, and in any event within sixty (60) days after the beginning of each calendar year, an operating budget for such calendar year including, without limitation, an income statement, balance sheet, and cash flow statement, in such form and detail as Lender shall require, certified by the chief financial officer of Borrower;

(m) Tax Return Statements. As soon as available, and in any event within thirty (30) days after the filing thereof, the tax return statements of Borrower, together with all schedules thereto, in such form and detail as Lender shall reasonably require;

(n) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by Borrower or any of its Subsidiaries to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(o) General Information. Promptly, such other information concerning Borrower, any of its Subsidiaries, or any other Obligated Party as Lender may from time to time request.

All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to Lender by Borrower, such Guarantor, or any Person purporting to be an Responsible Officer or other representative of Borrower or such Guarantor regardless of the method of transmission to Lender or whether or not signed by Borrower, such Guarantor, or such Responsible Officer or other representative, as applicable.

7.2 Maintenance of Existence; Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

7.3 Maintenance of Properties. Borrower shall, and shall cause each of its Subsidiaries to, maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

7.4 Taxes and Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

7.5 Insurance.

(a) Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which Borrower and its Subsidiaries operate, provided that in any event Borrower will maintain and cause each of its Subsidiaries to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to Lender. Each insurance policy covering Collateral shall name Lender as loss payee and each insurance policy covering liabilities shall name Lender as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to Lender.

(b) All proceeds of insurance in excess of $250,000 shall be paid over to Lender for application to the Obligations, unless Lender otherwise agrees in writing in its sole discretion.

(c) If Lender agrees in writing, in its sole discretion, then Borrower may apply the net proceeds of a casualty or condemnation (each a “Loss”) to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within one hundred eighty (180) days after the date of such Loss (or such longer period of time agreed to in writing by Lender), (ii) while such repair, restoration, or replacement is underway, all of such net proceeds are on deposit with Lender in a separate deposit account over which Lender has exclusive control, and (iii) such Loss did not cause an Event of Default. If an Event of Default occurs pursuant to which Lender exercises its rights to accelerate the Obligations as provided in Section 10.2 or such repair, restoration, or replacement is not completed within one hundred eighty (180) days of the date of such Loss (or such longer period of time agreed to in writing by Lender), then Lender may immediately and without notice to any Person apply all of such net proceeds to the Obligations, regardless of any other prior agreement regarding the disposition of such net proceeds.

7.6 Inspection Rights. At any reasonable time and from time to time, Borrower shall, and shall cause each of its Subsidiaries to, (a) permit representatives of Lender to examine, inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Lender considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrower’s expense; provided that Borrower shall not be responsible for costs and expenses more than two (2) times per year unless an Event of Default has occurred and is continuing.

7.7 Keeping Books and Records. Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

7.8 Compliance with Laws. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

7.9 Compliance with Agreements. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business.

7.10 Further Assurances. Borrower shall, and shall cause each of its Subsidiaries and each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

7.11 ERISA. Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

7.12 Depository Relationship. To induce Lender to establish the interest rates provided for in the Term Note, Borrower shall, and shall cause each of its Subsidiaries to, use Lender as its principal depository bank and Borrower shall, and shall cause each of its Subsidiaries to, maintain Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. Borrower shall, and shall cause each of its Subsidiaries to, move all such accounts to Lender within one hundred eighty (180) days of the date hereof.

7.13 Additional Guarantors. Borrower shall notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and any event within ten (10) days) cause such Person to (a) become a Guarantor by executing and delivering to Lender a Guaranty, (b) execute and deliver all Security Documents requested by Lender pledging to the Secured Parties all of its Property (subject to such exceptions as Lender may permit) and take all actions required by Lender to grant to the Secured Parties a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be requested by Lender, and (c) deliver to Lender such other documents and instruments as Lender may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Lender.

7.14 Keepwell. Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligated Party with respect to such Hedge Obligations as may be needed by such Specified Obligated Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Hedge Obligations and to cause such Specified Obligated Party to be an Eligible Contract Participant with respect to all Hedge Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering Borrower’s obligations and undertakings under this Section 7.14 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of Borrower under this Section 7.14 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Borrower intends this Section 7.14 to constitute, and this Section 7.14 shall be deemed to constitute, a Guarantee of the obligations of, and a “keepwell, support, or other agreement” (as defined in the Commodity Exchange Act) for the benefit of, each Specified Obligated Party for all purposes of the Commodity Exchange Act

7.15 Control Agreement. Borrower shall, by the date that is no later than thirty (30) days after the date of this Agreement, deliver to Lender an account control agreement sufficient to establish Lender’s Control (as defined in the Security Documents) with respect to each Securities Account (as defined in the Security Documents).

ARTICLE 8

NEGATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder:

8.1 Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a) Debt to Lender;

(b) Existing Debt described on the Schedule 8.1;

(c) Subordinated Debt in an amount not to exceed $650,000 in the aggregate outstanding at any time;

(d) Purchase money Debt and Capitalized Lease Obligations not to exceed $250,000 in any calendar year and $500,000 in the aggregate at any time outstanding; and

(e) Hedge Obligations existing or arising under Hedge Agreements permitted by Section 8.16.

8.2 Limitation on Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Existing Liens disclosed on Schedule 8.2;

(b) Liens in favor of the Secured Parties;

(c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(g) Purchase money Liens on specific property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased property, in each case to the extent permitted in Section 8.1(d).

8.3 Mergers, Etc. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person, or wind-up, dissolve, or liquidate. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase or otherwise acquire any shares or other evidence of beneficial ownership of any Person, except for the acquisition of marketable securities traded on a nationally recognized public exchange if prior to such acquisition, and after giving effect thereto, Borrower shall have at least the Minimum Unrestricted Cash and Securities required under Section 9.2.

8.4 Restricted Payments. Other than as contemplated by Section 2.3, Borrower shall not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of Borrower or another Subsidiary of Borrower, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing, unless prior to taking, and after giving effect to, any such action Borrower shall have demonstrated to Lender’s satisfaction that Borrower is in compliance with each of the covenants set forth in Article 9, calculated on a pro-forma basis giving effect to such action; provided, however, that with respect to purchases, in transactions conducted in the open markets, (x) of up to $100,000 in the aggregate of Borrower’s stock each fiscal quarter and (y) of up to $650,000 in the aggregate of Borrower’s stock repurchased with the proceeds of Subordinated Debt, Borrower shall be allowed to deliver evidence of Borrower’s compliance with this Section 8.4 in each Compliance Certificate.

8.5 Loans and Investments. Other than as contemplated by Section 2.3, Borrower shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) Lender; and

(c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.

8.6 Reserved.

8.7 Transactions With Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

8.8 Disposition of Assets. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business (the net proceeds of which shall be used to prepay the Advances in accordance with Section 3.2(c)).

8.9 Sale and Leaseback. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

8.10 Subordinated Debt. Borrower shall not, nor shall it permit any Subsidiary to, (a) pay interest in cash on any Subordinated Debt in excess of twelve percent (12%) per annum, or as otherwise prohibited by the Subordination Agreement or any other Loan Document, (b) pay any principal in respect of any Subordinated Debt, or as otherwise prohibited by the Subordination Agreement or any other Loan Document, or (c) permit any final maturity date of the Subordinated Debt that is earlier than sixty (60) days after the Termination Date; provided, however, that Borrower may prepay the Subordinated Debt at any time after May [____], 2017 [NOTE: Blank to be completed with the date that is one year from the closing date.], so long as (x) no Default exists or would result from any such payment, (y) there has been no Material Adverse Change, and (z) Borrower shall have delivered to Lender a Compliance Certificate demonstrating, to Lender’s satisfaction, that Borrower is in compliance, on a pro-forma basis after giving effect to such prepayment, with each of the covenants set forth in Article 9.

8.11 Nature of Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses in which they are engaged as of the date hereof. Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in its credit collection policies if such change would materially impair the collectibility of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

8.12 Environmental Protection. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material (except for the human blood and tissues that are received, stored, transported and disposed of in the ordinary course of Borrower’s business in accordance with Environmental Laws), (b) generate any Hazardous Material in violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of Environmental Laws, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower or any of its Subsidiaries would be responsible.

8.13 Accounting. Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (b) in tax reporting treatment, except as required by law and disclosed to Lender.

8.14 No Negative Pledge. Borrower shall not, and shall not permit any of its Subsidiaries or any Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits Borrower, any of its Subsidiaries, or any Obligated Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, or the ability of any of its Subsidiaries, or any Obligated Party to make any payments, directly or indirectly, to Borrower by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise.

8.15 Subsidiaries. Borrower shall not, directly or indirectly, form or acquire any Subsidiary unless such Subsidiary complies with the requirements of Section 7.13.

8.16 Hedge Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary of Borrower has actual exposure which have terms and conditions reasonably acceptable to Lender and (b) other Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any Debt of Borrower or any of its Subsidiaries which have terms and conditions reasonably acceptable to Lender.

8.17 OFAC. Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 6.20 and Section 6.21.

ARTICLE 9

FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any commitment hereunder:

9.1 Leverage Ratio. Borrower shall not permit as of the last day of any fiscal quarter the ratio of all Debt of Borrower and its Subsidiaries, on a consolidated basis, as of such date, to Adjusted EBITDA, for Borrower and its Subsidiaries, on a consolidated basis, for the four (4) fiscal quarters ending on such date, to be greater than 3.0 to 1.0.

9.2 Minimum Unrestricted Cash and Securities. Borrower shall not permit Unrestricted Cash and Securities to be less than $2,000,000 at all times after the date hereof.

9.3 Debt Service Coverage. Borrower shall not permit, as of the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA for Borrower and its Subsidiaries, on a consolidated basis, for the four (4) fiscal quarters ending on the last day of such fiscal quarter, to (b) Debt Service for Borrower and its Subsidiaries, on a consolidated basis, for the four (4) fiscal quarters immediately following the last day of such fiscal quarter, to be less than 1.25 to 1.0.

ARTICLE 10

DEFAULT

10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due and, other than with respect to payments of principal or interest, such failure shall continue unremedied for three (3) days after such payment became due;

(b) Borrower shall fail to provide to Lender timely any notice of Default as required by Section 7.1.(g) of this Agreement or Borrower shall breach any provision of Section 8 or Section 9 of this Agreement;

(c) Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 10.1(a) and (b)), and such failure continues for more than thirty (30) days following the date such failure first began;

(e) Borrower, any of its Subsidiaries, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f) An involuntary proceeding shall be commenced against Borrower, any of its Subsidiaries, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) having an aggregate outstanding balance in excess of $100,000, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment;

(h) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any of its Subsidiaries, any other Obligated Party or any of their respective equity holders, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien upon any of the Collateral purported to be covered thereby;

(i) Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U.S. Department of Labor, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $100,000;

(j) Borrower, any Guarantor or any other Obligated Party that is an individual shall have died or have been declared incompetent by a court of proper jurisdiction;

(k) Borrower, any of its Subsidiaries, or any other Obligated Party, or any of their Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(l) Any Change of Control shall occur;

(m) Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $100,000 against any of its assets or Properties;

(n) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered by a court or courts against Borrower, any of its Subsidiaries, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower, such Subsidiary, or such Obligated Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(o) The subordination provisions related to any Subordinated Debt or any other agreement, document or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions; or

(p) Lender reasonably determines that a Material Adverse Event has occurred or a circumstance exists that could reasonably be expected to result in a Material Adverse Event.

10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Lender may without notice declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Obligations shall become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

10.3 Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations shall be applied by Lender in such order as it elects in its sole discretion. Excluded Hedge Obligations with respect to any Obligated Party shall not be paid with the amounts received from such Obligated Party or its assets but appropriate adjustments shall be made with respect to payments from other Obligated Parties to preserve the allocation to Obligations as determined by Lender.

10.4 Performance by Lender. If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount expended by Lender in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower under this Agreement or any other Loan Document.

ARTICLE 11

MISCELLANEOUS

11.1 Expenses. Borrower hereby agrees to pay on demand: (a) all costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (b) all costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (e) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower.

11.2 INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

11.3 Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

11.5 Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

11.6 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.7 No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

11.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Lender.

11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 11.1 and 11.2 shall survive repayment of the Obligations.

11.10 Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

11.11 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier, when signed for by the designated recipient; (ii) if delivered by mail, four (4) business days after deposit in the mail, postage prepaid; (iii) if delivered by facsimile, when sent; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivered; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by Lender. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

11.12 Governing Law; Venue; Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO IN TRAVIS COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN TRAVIS COUNTY, TEXAS. THE PARTIES HEREBY AGREE THAT ANY LAWSUIT, ACTION, OR PROCEEDING THAT IS BROUGHT (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN TRAVIS COUNTY, TEXAS. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH LAWSUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND (C) FURTHER WAIVES ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AT THE ADDRESS FOR NOTICES REFERENCED IN SECTION 11.11 HEREOF.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

11.16 Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents; provided, however, that any sale or transfer, but not participation, shall be, if made at a time that no Default exists, with the consent of Borrower, such consent not to be unreasonably withheld, conditioned, or delayed. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

11.17 Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.

11.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

11.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.

11.20 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Term Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to the Term Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of the Term Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any Loan Document other than the Term Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Term Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of the Term Note and/or the Related Indebtedness (or, if the Term Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Term Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Term Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Term Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Term Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Term Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Term Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Term Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to the Term Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) apply to the Term Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

11.21 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Term Note and/or any other portion of the Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

11.22 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

11.23 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

EXECUTED to be effective as of the date first written above.

BORROWER:

CRYO-CELL INTERNATIONAL, INC., a Delaware corporation

By:	/s/ David Portnoy
Name: David Portnoy
Title: Chairman, Co-CEO

Address for Notices:
700 Brooker Creek Blvd., Suite 1800
Oldsmar, FL 34677
Fax No.: 813.855.4745
Telephone No.: 1.813.749.2181
Attention: David Portnoy
e-mail: dportnoy@cryo-cell.com

Signature Page to

Credit Agreement

LENDER:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Chris Wheeler
Name: Chris Wheeler
Title: Executive Vice President

Address for Notices:
98 San Jacinto Boulevard, Suite 200
Austin, TX 78701
Fax No.: 512.305-4001
Telephone No.: 512.305-4075
Attention: Chris Wheeler
e-mail: chris.wheeler@texascapitalbank.com

Signature Page to

Credit Agreement

EXHIBIT A

COMPLIANCE CERTIFICATE

FOR MONTH/QUARTER ENDED _______________________ (THE “SUBJECT PERIOD”)

LENDER:                 Texas Capital Bank, National Association

BORROWER:          CRYO-CELL INTERNATIONAL, INC., a Delaware corporation

This Compliance Certificate (this “Certificate”) is delivered under the Credit Agreement (the “Credit Agreement”) dated as of May [____], 2016, by and between Borrower and Lender. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Credit Agreement. The undersigned hereby certifies to Lender as of the date hereof that: (a) he/she is the ___________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower; (b) he/she has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the Subject Period; (c) during the Subject Period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it and no Event of Default or Potential Default currently exists or has occurred which has not been cured or waived by Lender; (d) the representations and warranties of Borrower contained in Article VI of the Credit Agreement, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in Section 6.2 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 of the Credit Agreement, including the statements in connection with which this Certificate is delivered; (e) the financial statements of Borrower attached to this Certificate were prepared in accordance with GAAP, and present, on a consolidated basis, fairly and accurately the financial condition and results of operations of Borrower and its Subsidiaries as of the end of and for the Subject Period; (f) the financial covenant analyses and information set forth below are true and accurate on and as of the date of this Certificate; and (g) the status of compliance by Borrower with certain covenants of the Credit Agreement at the end of the Subject Period is as set forth below:

In Compliance as of End of Subject Period (Please Indicate)

1.	Financial Statements and Reports

	(a) Provide annual audited FYE financial statements within 120 days after the last day of each fiscal year.	Yes	No

	(b) Provide quarterly financial statements within 45 days after the last day of each fiscal quarter.	Yes	No

	(c) Provide accounts receivable and payable aging within 45 days after the last day of each fiscal quarter.	Yes	No

	(d) Provide a quarterly Compliance Certificate within 45 days after the last day of each fiscal quarter.	Yes	No

	(e) Provide recurring revenue and enrollment report within 45 days after the last day of each fiscal quarter.	Yes	No

Exhibit B – Page 1

	(f) Provide annual operating budget within 60 days after the beginning of each fiscal year.	Yes	No

	(g) Provide annual tax returns within 30 days after filing.	Yes	No

	(h) Provide other required reporting timely.	Yes	No

2.	Subsidiaries

	None, except as listed on Schedule 6.13.	Yes	No

3.	Debt

	None, except Debt permitted by Section 8.1 of the Credit Agreement.	Yes	No

4.	Liens

	None, except Liens permitted by Section 8.2 of the Credit Agreement.	Yes	No

5.	Acquisitions and Mergers

	None, except those permitted by Section 8.3 of the Credit Agreement.	Yes	No

6.	Dividends and Stock Repurchase

None, except as permitted by Section 8.4 of the Credit Agreement. (if applicable, Dollar amount during Subject Period: (a) Stock repurchases — $____________

(b) All other dividends and distributions — $___________)

		Yes	No

7.	Loans and Investments

	None, except those permitted by Section 8.5 of the Credit Agreement.	Yes	No

8.	Issuance of Equity

	None, except issuances permitted by Section 8.6 of the Credit Agreement.	Yes	No

9.	Affiliate Transactions

	None, except transactions permitted by Section 8.7 of the Credit Agreement.	Yes	No

10.	Dispositions of Assets

	None, except dispositions permitted by Section 8.8 of the Credit Agreement.	Yes	No

11.	Sale and Leaseback Transactions

	None, except transactions permitted by Section 8.9 of the Credit Agreement.	Yes	No

12.	Payment of Subordinated Debt

	None, except prepayments permitted by Section 8.10 of the Credit Agreement.	Yes	No

13.	Changes in Nature of Business

	None, except changes permitted by Section 8.11 of the Credit Agreement.	Yes	No

14.	Environmental Protection

	No activity likely to cause violations of Environmental Laws or create any Environmental Liabilities.	Yes	No

15.	Changes in Fiscal Year; Accounting Practices

	None, except transactions permitted by Section 8.13 of the Credit Agreement.	Yes	No

16.	No Negative Pledge

	None, except those permitted by Section 8.14 of the Credit Agreement.	Yes	No

17.	Leverage Ratio

Exhibit B – Page 2

	Maximum of 3.0 to 1.00 (Defined as Debt divided by Adjusted EBITDA). _____________ ÷ _________________ = ____________ Debt Adjusted EBITDA	Yes	No

18.	Debt Service Coverage Ratio (DSC)

	Minimum of 1.25 to 1.00 (Defined as Adjusted EBITDA divided by Debt Service; calculated on a rolling 4 quarter basis).	Yes	No

DSC = ______________ ÷ Adjusted EBITDA

( ______________ + ________________ ) = ___________ Scheduled principal Cash Interest Expense payments on all Debt

19.	Minimum Unrestricted Cash

	Minimum of $2,000,000	Yes	NO

Unrestricted Cash and Securities = $ __________

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________, _____.

CRYO-CELL INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

Exhibit B – Page 3

EXHIBIT B

TERM NOTE

See Attached.

Exhibit D – Page 1

SCHEDULE 5.1(n)

ADDITIONAL CONDITIONS PRECEDENT

1.

Borrower shall have demonstrated, to Lender’s satisfaction, that Borrower has Unrestricted Cash and Securities of at least $2,300,000 as of the date of this Agreement (less the amount of Debt of Borrower to CytoMedical Design Group LLC that has been repaid prior to the Advance under this Agreement).

2.	Subordination Agreement between Lender, Borrower, and [________________].

3.	Evidence that Borrower has paid in full the obligations under the Promissory Note executed by Borrower and payable to the order of CytoMedical Design Group LLC.

4.	Stock Purchase Agreement and Release dated May [____], 2016, by and among Borrower, Ki Yong Choi, and Michael Cho.

Schedule 5.1(n) – Page 1

SCHEDULE 6.5

LITIGATION AND JUDGMENTS

Schedule 6.5 – Page 1

SCHEDULE 6.13

SUBSIDIARIES, VENTURES, ETC.

Schedule 6.14 – Page 1

SCHEDULE 6.19

INTELLECTUAL PROPERTY

Schedule 6.19 – Page 1

SCHEDULE 8.1

EXISTING DEBT

Schedule 8.1 – Page 1

SCHEDULE 8.2

EXISTING LIENS

Schedule 8.2 – Page 1